[Brown Brothers Harriman & Co. Letterhead]
Exhibit 3
June 16, 2010
DELIVERED BY HAND AND BY U.S. MAIL, RETURN RECEIPT REQUESTED
Secretary
BIOLASE Technology, Inc.
4 Cromwell
Irvine, CA 92618

Re:	Article 2, Section 2.10 Bylaw Request for Board of Directors to Fix a Record Date for Stockholder Action Without a Meeting
Dear Mr. Mulder:
At the direction of and as nominee of Mr. Federico Pignatelli, the beneficial owner of 1,345,250 shares of common stock, par value $0.01 per share (“Common Stock”) of BIOLASE Technology, Inc. (the “Company”), Brown Brothers Harriman & Co. (“BBH”) as nominee and non-discretionary custodial agent of 1,030,250 of such shares hereby requests pursuant to Article 2, Section 2.10(b) of the Fourth Amended and Restated Bylaws (the “Bylaws”) of the Company that the Board of Directors (the “Board”) of the Company fix a record date for purposes of determining the stockholders entitled to take the actions outlined below by written consent. Pursuant to Article 2, Section 2.10(b) of the Bylaws, if the Board fails to set a record date within 10 days of receipt of this letter, the record date shall be the first date on which a valid signed written consent setting forth the actions taken or proposed to be taken is delivered to the Company. Mr. Pignatelli intends to engage Innisfree M&A Incorporated to solicit proxies in connection with the actions proposed below.
In connection with this request and Section 2.10(c)(i) of the Bylaws, BBH, acting solely in its agency capacity as custodian and record-holder, and not as principal or with any other interest in the matters set forth herein, hereby certifies to you the following as of the date hereof: (i) these shares are held through DTCC and the name that appears on the Company’s books is CEDE and Co., the nominee of DTCC; (ii) 1,030,250 shares of Common Stock is credited to BBH’s account at DTCC (Broker 10), and therefore pursuant to DTCC Rules and other relevant documents BBH is entitled to take action by written consent with respect to the matters set forth in this letter; (iii) Mr. Pignatelli is the record owner of 0 shares of Common Stock; (iv) BBH does not beneficially own (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) any shares of Common Stock and there are no shares of any class or series of the Company that BBH has the right to acquire beneficial ownership of at any time; (v) Mr. Pignatelli beneficially owns (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) 1,345,250 shares of Common Stock, which includes 315,000 shares of Common Stock underlying stock options which are exercisable within 60 days of the date hereof; (vi) except as provided in clause (v), there are no shares of any class or series of the Company that Mr. Pignatelli has the right to acquire beneficial ownership of at any time in the future; (vii) Mr. Pignatelli is not party to any arrangement, agreement or understanding (including any derivative or short positions, profit interests, swaps, options, warrants, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares), nor has any such arrangement, agreement or understanding been entered into on behalf of Mr. Pignatelli, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of Mr. Pignatelli with respect to shares of the Company; (viii) Mr. Pignatelli does not hold any proxies, nor are there any agreements, arrangements, understandings or relationships pursuant to which Mr. Pignatelli has or shares a right to vote any shares of any class or series of the Company (other than the shares for which Mr. Pignatelli is the beneficial owner of as disclosed in clause (v) above); and (ix) Mr. Pignatelli is not entitled to any performance related fee based on any increase or decrease in the value of shares of any class or series of the Company.
Set forth below is a description of each action proposed be taken by the Company’s stockholders by written consent, followed by a brief description of the reason for each such action and the material interests of Mr. Pignatelli in such actions. Set forth on Exhibit A is the text of the proposed resolutions to be acted upon by the Company’s stockholders. Mr. Pignatelli is not party to any agreements, arrangements or understandings with any other person or entity in connection with this request or the proposed actions by written consent.
Proposed Actions:
1.	The removal, without cause, of all persons serving as directors of the Company, other than Federico Pignatelli and David M. Mulder, including without limitation:
George V. d’Arbeloff
Robert M Anderton
James R. Largent
Gregory D. Waller
2.	The appointment of three new directors to fill the vacancy created by the removal of George V. d’Arbeloff, Robert M. Anderton, James R. Largent and Greggory D. Waller, with the identities of such individuals to be disclosed to the Company upon their selection by Mr. Pignatelli.
3.	Amend Article 3, Section 3.2 of the Bylaws in its entirety to read as follows (marked to show changes):
     Section 3.2 Number.
     The number of directors which shall constitute the whole Board shall be fixed at five (5) unless all members of the Board unanimously vote to set the size of the Board at a number other than five (5), in which case the number of directors which shall constitute the whole Board shall be such number as unanimously approved by all members of the Board. ~~from time to time by the resolution of the Board. In no event shall the be fixed by the Board at less than three (3) or more than nine (9).~~ With the exception of the initial Board which shall be elected by the incorporator of the Corporation, and except as provided otherwise in these Bylaws, directors shall be elected at~~,~~ the annual meeting of stockholders. Each director shall hold office until the earlier to occur of (a) the annual meeting of stockholders next succeeding his or her election or appointment and ~~until~~the election and qualification of his or her successor ~~is elected and qualified or until~~ or (b)his or her earlier resignation or removal.
Reasons for Proposed Actions:
The actions outlined above are being proposed to be taken by the Company’s stockholders as Mr. Pignatelli believes that all directors, but him and Mr. Mulder, have demonstrated an inability to successfully manage the affairs of the Company and it is therefore in the best interests of the Company and all its stockholders to remove Messrs. d’Arebloff, Anderton, Largent and Waller as directors of the Company and replace them with directors who have the knowledge, experience and skills to successfully manage the affairs of the Company. In addition, Mr. Pignatelli is proposing to set the Board size at five as he believes that is the appropriate size for the Board given the Company’s size and structure.
Material Interests:
Mr. Pignatelli in his capacity as a stockholder of the Company does not have any material interests in any of the foregoing actions. As a director of the Company, however, Mr. Pignatelli may deemed to have a material interest in each of the proposed actions as such actions will allow him to reconstitute the Board and appoint three directors selected by him.
In accordance with Section 2.10(d) of the Bylaws, BBH hereby affirms to you that it will update and supplement the information set forth herein, if necessary, so that the information is true and correct as of the record date for determining stockholders eligible to take the actions set forth above and on Exhibit A and as of the date that is five business days prior to the date the consent solicitation is commenced.

Very truly yours,
/s/ Julia Dumont

Brown Brothers Harriman & Co.
cc: Federico Pignatelli
George V. d’Arbeloff
Robert M Anderton
James R. Largent
Gregory D. Waller
Bill Cernius
Michael Carroll

Exhibit A
Text of Proposed Stockholder Resolutions to be Acted Upon by Written Consent
     RESOLVED, that each of George d’Arbeloff, Robert M. Anderton, James R. Largent and Greggory D. Waller, are hereby removed, without cause, as directors of BIOLASE Technology, Inc. (the “Company”), effective immediately;
     RESOLVED, that effective immediately upon the removal of George d’Arbeloff, Robert M. Anderton, James R. Largent and Greggory D. Waller as directors of the Company, each of [___], [___] and [___] are hereby appointed directors of the Company; and,
     RESOLVED, that effective immediately upon the removal of George d’Arbeloff, Robert M. Anderton, James R. Largent and Greggory D. Waller as directors of the Company, Article 3, Section 3.2 of the Fourth Amended and Restated Bylaws of the Company is hereby amended in its entirety to read as follows (marked to show changes):
     Section 3.2 Number.
     The number of directors which shall constitute the whole Board shall be fixed at five (5) unless all members of the Board unanimously vote to set the size of the Board at a number other than five (5), in which case the number of directors which shall constitute the whole Board shall be such number as unanimously approved by all members of the Board. ~~from time to time by the resolution of the Board. In no event shall the be fixed by the Board at less than three (3) or more than nine (9).~~ With the exception of the initial Board which shall be elected by the incorporator of the Corporation, and except as provided otherwise in these Bylaws, directors shall be elected at~~,~~ the annual meeting of stockholders. Each director shall hold office until the earlier to occur of (a) the annual meeting of stockholders next succeeding his or her election or appointment and until the election and qualification of his or her successor ~~is elected and qualified or until~~ or (b) his or her earlier resignation or removal.